Exhibit 99.1

                          [LOGO OF THE PROVIDENT BANK]

                                  NEWS RELEASE

FROM:   RM International                            Contact: Tom Kilkenny
        300 Lighting Way                                     (201) 902-1418
        Secaucus, NJ 07094

FOR:    The Provident Bank                          Contact: Freeman Ingram
        830 Bergen Avenue                                    (201) 915-5392
        Jersey City, NJ 07306

FOR IMMEDIATE RELEASE:  April 12, 2005

The Provident Bank Commits $125.6 Million in
Community Reinvestment for New Jersey Residents

       New Jersey Citizen Action and the Housing and Community Development
      Network of New Jersey Announce Community Reinvestment Agreement with
                               The Provident Bank

JERSEY CITY, NJ - New Jersey Citizen Action (NJCA), the state's largest consumer watchdog organization, and the Housing and Community Development Network of New Jersey (HCDNNJ), a statewide association of over 250 nonprofit affordable housing and community development corporations, held a joint press conference today with The Provident Bank to celebrate the bank's Community Reinvestment Act Agreement. Provident has committed to reinvest $125.6 million over the next three years to assist low- and moderate-income communities in New Jersey. The bank's assistance programs will offer below-market rate mortgages, discounted home improvement loans, community and economic development and grants.

With this agreement, Provident begins a new partnership with NJCA and HCDNNJ. As a result of the work of NJCA and the HCDNNJ, New Jersey banks have committed over $13 billion in community development loans and mortgages for low- and moderate-income borrowers in the state.

"We are extremely pleased The Provident Bank has joined the other banks in New Jersey that have agreed to sign a CRA agreement and make a public commitment to the people of New Jersey," said Phyllis Salowe-Kaye, executive director, NJCA. "Provident has been a willing partner in realizing the benefits of developing products to meet community needs and setting specific monetary goals and defining and publicizing their community reinvestment criteria for their loans."

"We're pleased to have Provident as one of our new partners in community development," said Diane Sterner, executive director, Housing and Community Development Network. "Our member organizations will now have greater access to the special programs the bank offers to strengthen our communities."

As part of the $125.6 million, Provident has targeted:
     o $70 million over the next three years in affordable mortgages targeted for low- and moderate-income borrowers throughout the state.
     o    $15 million in discounted home equity loans
     o    $18 million in commercial lending


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Provident Bank Commits $125.6 Million in Community Reinvestment
April 12, 2005
Page 2


     o    $22 million in financing for affordable housing development
     o    $100,000 in economic development loan pools
     o    $200,000 available in grants for community based organizations

"The Provident Bank's commitment to reinvest more than $125 million in our community will help make the American dream of home ownership possible for hundreds of people with low to moderate incomes. It benefits them and the community at large," said Provident Chairman and CEO Paul Pantozzi. "Since our founding more than 165 years ago, The Provident Bank has dedicated itself to serving the needs of working people and small businesses in our community. We see this agreement signed today as continuing and intensifying that dedication."

The terms of the three-year Agreement made by The Provident Bank are as follows:

     I.   Affordable Mortgage Products: $70 million
          o $70 million in below market rate mortgages with up to 1.5% discount on the interest rate and with up $2,000 available per household for closing cost assistance.

     II.  Home Equity Loan Program: $15 million
          o $15 million in unsecured loans less than $2,500 and secured home loans of less than $25,000 with a discount of up to 1.25% on the interest rate.

     III. Commercial  Lending:  $18  million
          o    Secured lines of credit for  non-profits
          o    Secured small business loans of up to $100,000.

     IV.  Commercial Real Estate: $22 million
          o Financing for acquisition new construction and renovation of for-sale affordable housing
          o    Non-residential real estate loans to non-profits.

     V.   Economic Development: $100,000
          o $50,000 for Predevelopment and acquisition funding for affordable housing projects
          o $50,000 for the Predevelopment Loan Pool for Community and Economic Development.

     VI.  Grants and In-Kind Contributions: $200,000

          o    $200,000  in  operating  grants   available  to   community-based
               non-profit organizations.


Total Agreement from The Provident Bank:  $125.6 million over three years.


NJCA is the state's largest independent citizen watchdog organization with over 100 affiliate organizations and 60,000 individual and family members. NJCA offers free mortgage and credit counseling to first-time homebuyers in 19 offices in urban areas throughout the state.

With more than $4 billion in deposits, The Provident Bank serves its customers via a network of 78 branches throughout northern and central New Jersey. The Provident Bank is the wholly-owned subsidiary of Provident Financial Services, Inc. (NYSE:PFS) which reported assets of $6.4 billion as of December 31, 2004.
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